UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2006

FIDELIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0000-33499

(Commission File Number)

16-1599721

(IRS Employer Identification No.)

9595 Wilshire Blvd., Suite 900, Beverly Hills, CA, 90212

(Address of principal executive offices and Zip Code)

(310) 300-4062

Registrant's telephone number, including area code

5151 East Broadway, Suite 1600, Tucson, AZ 85711

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 21, 2005, we entered into a retainer agreement with Glen Harder, one of our directors, whereby Mr. Harder’s law firm has been retained to provide certain legal services to us for a monthly fee of CDN$12,222, plus disbursements. The retainer agreement with Mr. Harder is attached as Exhibit 10.5 to this Form 8-K.

On January 1, 2006, we entered into a consulting agreement with William Scott Marshall, our President and one of our directors, wherein we have agreed to pay him a monthly fee of $15,000 per month as well as reasonable out-of-pocket expenses incurred in performing the duties described in Schedule A of the agreement. The agreement commences January 1, 2006 and terminates December 31, 2006, and will automatically renew for an additional one year unless otherwise stipulated. The consulting agreement with Mr. Marshall is attached as Exhibit 10.1 to this Form 8-K.

On January 1, 2006, we entered into a consulting agreement with Sterling Klein, our CFO, Treasurer and Secretary and one of our directors, wherein we have agreed to pay him a monthly fee of $10,000 per month as well as reasonable out-of-pocket expenses incurred in performing the duties described in Schedule A of the agreement. The agreement commences January 1, 2006 and terminates December 31, 2006, and will automatically renew for an additional one year unless otherwise stipulated. The consulting agreement with Mr. Klein is attached as Exhibit 10.2 to this Form 8-K.

On January 1, 2006, we entered into a consulting agreement with Gordon Samson, one of our directors, wherein we have agreed to pay him a monthly fee of $4,000 per month as well as reasonable out-of-pocket expenses incurred in performing the duties described in Schedule A of the agreement. The agreement commences January 1, 2006 and terminates December 31, 2006, and will automatically renew for an additional one year unless otherwise stipulated. The consulting agreement with Mr. Samson is attached as Exhibit 10.3 to this Form 8-K.

On January 1, 2006, we entered into a consulting agreement with Thomas Herdman, one of our directors, wherein we have agreed to pay him a monthly fee of $7,500 per month as well as reasonable out-of-pocket expenses incurred in performing the duties described in Schedule A of the agreement. The agreement commences January 1, 2006 and terminates December 31, 2006, and will automatically renew for an additional one year unless otherwise stipulated. The consulting agreement with Mr. Herdman is attached as Exhibit 10.4 to this Form 8-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 31, 2006, we appointed Glen Harder to our board of directors. The news release announcing Mr. Harder’s appointment is attached as Exhibit 99.1 to this Form 8-K.

Mr. Harder is a senior securities and corporate finance lawyer with approximately 20 years of experience in, among other things, structuring and capitalizing early stage corporations, acquisitions, mergers, takeovers, arrangements, corporate governance issues and public and private debt or equity financing transactions. Mr. Harder’s law practice is presently focused on the natural resource sector – primarily oil and gas exploration and production. He currently represents reporting companies in both the United States and Canada.

On February 7, 2006, we appointed Gordon Samson and Thomas Herdman to our board of directors, and James Marshall resigned from our board of directors. The news release announcing their appointments is attached as Exhibit 99.2 to this Form 8-K.

Mr. Samson is an accredited accountant with approximately 20 years of experience in the financial arena including positions with Canada Customs and Revenue Agency (formerly Revenue Canada); a major Canadian institution as a senior banker; a regional, full service brokerage house; chief financial officer and chief executive officer positions in both the United States and Canada serving as a director of a number of public corporations as well as being a member of various audit committees. Mr. Samson has further served as a consultant, performing due diligence for acquisitions and other corporate transactions for various reporting companies. Mr. Samson’s background spans both resource and technology firms.

Mr. Herdman is a management consultant and financial translator for Pacific Rim companies. Until recently, he was based in Tokyo, Japan, where he worked with companies in the Asian Pacific area for 16 years and also held the position of Lecturer at Chuo Law University in Tokyo, Japan.

Our board of directors now consists of Messrs. William Scott Marshall, Sterling Klein, Glen D. Harder, Gordon Samson and Thomas Herdman.

Item 9.01 Financial Statements and Exhibits

10.1	Consulting agreement dated January 1, 2006 between our company and William Scott Marshall.
10.2	Consulting agreement dated January 1, 2006 between our company and Sterling Klein.
10.3	Consulting agreement dated January 1, 2006 between our company and Gordon Samson.
10.4	Consulting agreement dated January 1, 2006 between our company and Thomas Herdman.

10.5	Retainer agreement dated December 21, 2005 between our company and Glen D. Harder.
99.1	News release dated February 1, 2006.
99.2	News release dated February 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIDELIS ENERGY INC.

/s/ Sterling Klein

By: Sterling Klein

CFO and Director

Date: February 10, 2006